MEDIWARE REPORTS RESULTS FOR THIRD QUARTER OF FY 2007

Continuing Migration Delivers Solid Quarter for Company

Teleconference Call Scheduled For 10:00am EST Today

LENEXA, KS MAY 8 - Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of clinical software to the healthcare industry, reported results for the quarter ended March 31, 2007. The company reported revenue of $11.1 million for the quarter, compared to $10.0 million in the year-ago period, an increase of 11 percent. Net income was $831,000, or 10 cents per basic and diluted share, compared to $632,000, or 8 cents per basic and diluted share, a year ago.

“Performance for the quarter just ended reflects the strength of our blood management systems product migration program and progress in the medication management segment of our business,” said James Burgess, Mediware’s president and chief executive officer.

Mediware has spent much of the year migrating customers from its legacy blood management systems, including HemoCare® and LifeLine™, to HCLL™, the company’s newest blood management platform. The final sunset date for the legacy products is June 30, 2007.

“Our medication management division booked five orders during the period. We are pleased with the progress with our sales funnel as we continue to gain momentum in a market known for its long and complex sales cycles,” said Mr. Burgess.

“We are particularly pleased with the response to our newest software offering, MediREC™, which was first offered during the quarter,” Mr. Burgess added. “This new software system is expected to offer direct payback to hospitals by simplifying patient admissions while also offering the promise of reduced medication errors. Medication reconciliation is an issue that has the full attention of hospital management. Our early position has helped increase the awareness of the full range of Mediware’s medication management capabilities.”

For the nine-month period ended March 31, 2007, revenue totaled $30.8 million compared to $28.8 million a year ago. Net income per basic and diluted share was 23 cents, compared to 22 cents per basic and diluted share a year ago.

Mediware will host a teleconference call today at 10:00 am Eastern Time (9:00 am Central Time) to discuss the results. There will be a question-and-answer session directly following the presentation of the results.

To participate in the teleconference, please call 800.896.8445 (International 785.830.1916) five minutes before the scheduled start in order to register for the call. A replay of the call will be available for 10 days at 800.839.5123 (International 402.220.2689).

Third Quarter and Nine Month Fiscal 2007 and 2006 Condensed Operating Statement Highlights (in thousands, except per share) (unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006

System Sales	$4,887	$3,340	$12,100	$9,487
Services	6,170	6,628	18,694	19,277
Total Revenue	11,057	9,968	30,794	28,764
Operating Expenses	10,082	9,123	28,624	26,467
Operating Income	975	845	2,170	2,297
Net Income	831	632	1,900	1,767
Earnings Per Common Share
Basic	$0.10	$0.08	$0.23	$0.22
Diluted	$0.10	$0.08	$0.23	$0.22

Condensed Balance Sheet Highlights (in thousands) (unaudited)

	As of March 31,
	2007	2006

Cash and Cash Equivalents	$21,333	$18,573
Working Capital	22,960	16,810
Stockholders’ Equity	41,167	37,477

ABOUT MEDIWARE

Mediware delivers powerful software solutions that encapsulate patient care instructions, reinforce patient safety practices and improve efficiencies to lower costs. Mediware targets three primary areas of patient care - Medication Management, Perioperative Management and Blood Management (transfusion, inventory and donor practices) - with specialized solutions that are proven in more than 1,000 client installations. Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world. For more information about Mediware products and services, visit our web site at www.mediware.com.

Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time. Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2006, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. The Company disclaims any obligation to update its forward-looking statements.